Exhibit 4.20

Confidential

THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXCLUSIVE COMMERCIALIZATION AGREEMENT

THIS EXCLUSIVE COMMERCIALIZATION AGREEMENT is made and entered into as of August 16, 2017 (the “Effective Date”), by and between ParaPRO LLC, an Indiana company, having a place of business at 11550 North Meridian Street, Suite 290, Carmel, Indiana 46032, USA and all Affiliates thereof (“ParaPRO”) and RedHill Biopharma, Inc. a Delaware corporation, having an address at 8045 Arco Corporate Drive, Suite 120, Raleigh, North Carolina 27617 and all Affiliates thereof (“RedHill”).  RedHill and ParaPRO each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS,  ParaPRO owns, develops, markets and manufactures Esomeprazole Strontium delayed release capsules (49.3mg) and wishes to appoint RedHill, and RedHill wishes to accept such appointment, as the exclusive Promoter of the Product for the Field of Use in the Territory (as those terms are defined below);

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1       “Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines and requirements of the FDA as may be in effect from time to time.

1.2       “Affiliate” of a person means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) of the other organization or entity or by contract relating to voting rights or corporate governance, or otherwise.

1.3       “Applicable Laws” means all federal, state and local laws, and the rules, regulations, guidance, guidelines and requirements of governmental authorities  in effect from time to time, including those relating to the manufacture, marketing, promotion, distribution (including storage, handling and transportation) and sale of the Product in the

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Territory including the Act, the FDA Guidance for Industry – Supported Scientific and Educational Activities, “fraud and abuse”, anti-kickback, consumer protection and false claims statutes and regulations.

1.4       “Bankruptcy Event” means a company: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within [****] days or is not dismissed or vacated within [****] days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

1.5       “Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in New York, NY and/or Israel are authorized or required by law to be closed.

1.6       “Calendar Year” means each one-year period beginning January 1st and ending on December 31st.

1.7       “Calendar Quarter” means each period of three consecutive months starting on January 1st, April 1st, July 1st or October 1st.

1.8       “Commercialization Fee” has the meaning set forth in Section 9.1 of this Agreement.

1.9       “Commercialization Plan” means the Commercialization Plan annexed hereto as  Annex A, as may be amended from time to time by the Parties which shall include the geographical territories [****] and other plans relating to commercialization of the Products as the JCC deems appropriate.

1.10     “Detail” means any in-person sales presentation of the Product to physicians in a manner that is customary in the industry for promoting a prescription pharmaceutical product. When used as a verb, “Detail” shall mean to engage in a Detail, also known as “Detailing”.

1.11     “FDA” means the United States Department of Health Food and Drug Administration.

1.12     “Field of Use” means all labeled indications for the Product.

1.13     “Generic Equivalent” means receipt by a third-party of an approval for marketing by the FDA pursuant to an abbreviated new drug application of a generic delayed-release esomeprazole strontium drug product in a strength of 49.3 milligrams referencing as bio-equivalent the Product as approved pursuant to New Drug Application 20-2342 (i.e. such drug product is approved as an “AB” therapeutic equivalent to the Product in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDC Center for Drug Evaluation and Research)

1.14     “JCC” shall have the meaning set forth in Section 5.1.

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1.15     “PIRs” means, collectively, Product Labels and Inserts and Promotional Materials.

1.16     “Product” means Esomeprazole Strontium delayed release capsules in all formulations and strengths, and/or any other additional product(s) determined by the Parties to be subject to this Agreement following the Effective Date. Any reference to “Product” shall mean and be deemed to refer to each Product subject to this Agreement at any time.

1.17     “Product Copyright” shall mean all copyrightable subject matter included in the PIRs and the Product training programs and materials developed and produced in accordance with this Agreement, whether or not such copyright has been registered and whether or not such materials have been published.

1.18     “Product Label and Insert” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product or (b) any written material physically accompanying the Product, including Product package inserts.

1.19     “Product Trademarks” means (a) any Trademarks relating to the Product and the registrations thereof, (b) any pending or future Trademark registration applications relating to the Product, (c) any unregistered Trademark rights relating to the Product as may exist through use prior to or as of the date hereof, (d) any current or future modifications or variants of any of the foregoing Trademarks, and (e) any future Trademarks adopted by ParaPRO for use in connection with the Product, in each case excluding the ParaPRO Trademark and trade name.

1.20     “Promotion” and “Promotional Activities” means those activities customary in the industry by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the use of a prescription pharmaceutical product, including Detailing. When used as a verb, “Promote” or “Promoting” means engagement in such activities. When used as a noun, “Promoter” means a person or entity engaged in such activities.

1.21     “Promotional Materials” has the meaning set forth in Section 3.4.

1.22     “Regulatory Approval” means the obtaining of all necessary regulatory approvals (including the obtainment of pricing and reimbursement approval) required from all applicable Regulatory Authorities in the Territory in order to commercially sell or market the Product for human consumption in such Territory, and satisfaction of any related applicable regulatory registration and notification requirements (if any).

1.23     “Regulatory Authority” means any applicable governmental authority regulating or otherwise exercising authority with respect to the manufacture, development and commercialization of the Product in the Territory.

1.24     “Sample” means a standard sample unit of Product consistent with industry practices, subject to the provisions of Section 3.7.

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1.25     “Specialty” means gastroenterologists.

1.26     “Tax” means, except as otherwise addressed herein, all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, or windfall profits, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties determined or assessed by a governmental authority.

1.27     “Term” shall be as defined in Section 18.1.

1.28     “Territory” shall mean the [****] geographical territories within the United States and a designated exclusive physician call plan for physicians in the Specialty, as well as additional geographical territories and [****] mutually agreed by the Parties as set out in the Commercialization Plan. RedHill shall, subject to the terms of this Agreement, implement its rights and obligations with respect to the geographical territories [****], provided it commences implementation with respect to [****] following the Effective Date.

1.29     On ParaPRO’s written request given not more than [****], RedHill shall provide, a report detailing the [****]. Without derogating from the foregoing, the Parties may mutually agree to expand the Territory to other territories and/or to expand the reach to [****], as shall mutually be determined in the Commercialization Plan and/or through the JCC. Final approval for expansion will be provided by both Parties.

1.30     “Third Party(ies)” means any party other than ParaPRO, RedHill and their respective Affiliates.

1.31     “Trademarks” means any trademark, servicemark, trade dress, brand mark, certification marks, internet domain names, trade name, brand name, corporate name, logo, business symbol, and other indicia of source, whether or not registered, and all registrations and applications therefor including all extensions, modifications, divisions and renewals of the foregoing.

1.32     “[****]” means a [****]. For the avoidance of doubt, each [****], will be considered a “[****]” for the purpose of this Agreement. [****].

1.33     [****](collectively, the  "Data Source").

1.34     Interpretation. As used in this Agreement, any reference to gender shall include all genders and any reference to the plural shall include the singular, and the singular shall include the plural. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be

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construed to refer to in this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit, annex and schedule references are references to the annex, articles, sections, paragraphs, exhibits, annexes, and schedules of this Agreement, unless otherwise specified.  The captions contained in this Agreement are for convenience only and shall not be deemed a part hereof or affect the interpretation or construction of any provision hereof.

2.         APPOINTMENT AND GRANT OF RIGHTS

2.1       Appointment; Grant of Rights.  ParaPRO hereby appoints RedHill, together with its Affiliates, and grants to RedHill and its Affiliates, the exclusive (including as to ParaPRO) right and license to Promote and commercialize the Product to physicians in the Specialty in the Territory and the non-exclusive right and license to promote and market the Product in the Field of Use.

2.2       Limitations on Grant of Other Rights. ParaPRO shall not, and shall not permit or authorize any Third Party to market, commercialize or otherwise Promote the Product (and/or Esomeprazole Strontium delayed release capsules in any other dosage) in the Specialty in the Territory. ParaPRO shall have the right to Promote and otherwise market the Product within the Specialty and outside the Territory (i.e., in geographic territories [****] not included in the Territory) or outside the Specialty. Furthermore, throughout the Term, ParaPRO will continue to supply Product to [****] and other customers in the ordinary course of business according to orders received.

2.3       Continued Development; Regulatory Authorities. ParaPRO shall (i) use commercially reasonable efforts to continue development of the Product and (ii) contact and communicate with applicable Regulatory Authorities regarding the Product (including market authorization). All regulatory matters regarding the Product, that relates to the commercialization of the Product during the term of this Agreement, as well as all filings in connection therewith, shall be the obligation and responsibility solely of ParaPRO, subject to the participation by RedHill as requested by the JCC and RedHill’s right to contact and communicate directly with Regulatory Authorities with respect to matters relating to RedHill and its performance under this Agreement. Each Party shall promptly provide the other Party with copies or a description of all communications received from any Regulatory Authority concerning the Product and shall promptly submit to the other Party copies of all communications and filings concerning the Product made to any Regulatory Authority during the Term. Without derogating from the foregoing, ParaPRO shall keep RedHill informed of the regulatory status of the Product and all developments related thereto, by periodic written reports as well as additional reports provided promptly following any material changes in regulatory status and material occurrences regarding development of the Product and shall authorize RedHill to access all regulatory data/correspondence relevant to the Product.

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3          COMMERCIALIZATION PLAN; PROMOTIONAL ACTIVITIES

3.1       Commercialization Plan. The Parties have developed the initial commercialization plan annexed hereto as Annex A (the “Commercialization Plan”). For the avoidance of doubt, RedHill’s undertakings in relation to the number of territories and related promotion activities pursuant to the Commercialization Plan are subject to availability of, among other things, [****], as provided herein, as well as availability of [****] and adequate [****]  to support such activities.

3.2       Promotional Activities. During the Term, RedHill shall be responsible for the Promotion and commercialization of the Product for the Field of Use in the Specialty in the Territory and RedHill shall utilize its commercially reasonable efforts to aggressively market the Product [****]. In the event [****], the Parties, through the JCC,  will discuss such situation to arrive at a mutually agreeable course of action. RedHill shall deploy sales professionals in the Territory in accordance with the Commercialization Plan and shall be responsible for all Promotional activities in relation to its own sales professionals. RedHill shall not be prohibited from undertaking Promotional Activities with respect to the Product that are in excess of those for which RedHill is responsible under the then current Commercialization Plan, provided that such excess Promotional Activities are not inconsistent with the Commercialization Plan and are in compliance with Applicable Laws. In implementing the Commercialization Plan, Promoting the Product in the Territory and otherwise exercising its rights and fulfilling its obligations under this Agreement, RedHill shall have full discretion with respect to [****] (including with respect to [****]). RedHill may engage Third Parties for the performance of all or any of RedHill's obligations hereunder provided that RedHill shall provide ParaPRO with at least [****] prior notice thereof and RedHill shall remain liable to ParaPRO for performance of its obligations hereunder. RedHill may provide RedHill’s sales representatives with sales bonuses as incentives for meeting performance goals, all as determined by RedHill in its sole discretion.

3.3       Generic Equivalent. Notwithstanding anything in this Agreement to the contrary, in the event of the sale into the Territory of a Generic Equivalent for the Product, RedHill shall may, in its sole discretion, limit or discontinue all or any part of its ongoing Promotional activities.

3.4       Promotional Materials. ParaPRO shall, at its own expense, provide RedHill in a timely manner with the necessary promotional materials and quantities thereof as outlined in the Commercialization Plan that may include: [****] (“Promotional Materials”) that are consistent with the then current Commercialization Plan and that are consistent with any such materials provided to ParaPRO sales personnel. ParaPRO shall own all rights, including copyrights in such Promotional Materials. ParaPRO shall ensure that all Promotional Materials are in strict compliance with all Applicable Laws. The Parties may mutually agree on the transfer to RedHill of responsibilities related to Promotional Materials.

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3.5       Statements. Each Party shall make, and shall permit its representatives to make, only such statements and claims regarding the Product, including as to efficacy and safety, as are consistent with the PIRs. Without limitation to the foregoing, each Party shall not, and shall not permit its representatives, to make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes or could reasonably be expected to jeopardize the goodwill or reputation of the other Party or its products, including the Product.

3.6       Training. ParaPRO shall train RedHill’s sales managers and trainers to assist RedHill in the fulfillment of its obligations under this Agreement. Such training provided by ParaPRO shall comply with all Applicable Laws. In connection therewith, ParaPRO shall provide such trainers and lecturers as RedHill may deem reasonably necessary. RedHill shall have the right to review and comment on training materials from medical, legal and regulatory perspectives. ParaPRO shall, in addition to the aforementioned training of RedHill’s sales managers and trainers, designate and make available during regular business hours at least [****] to respond to inquiries from RedHill's sales managers and trainers. ParaPRO shall provide RedHill with such training materials as is reasonably required to adequately train RedHill’s sales managers and trainers to Promote the Product and in such quantities as RedHill shall reasonably require and request.All RedHill employees engaged in the promotion of the Product within the Territory will be trained to meet competency standards relating to their knowledge of the Product and all promotional materials and receive reasonable additional training from ParaPRO to maintain said competence to Promote the Product.

3.7       Samples. ParaPRO shall make available to RedHill any sampling program it utilizes in the Promotion of the Product.  Initially, such sampling program is anticipated to provide a [****] of the Product to [****]. If any alterations to the sampling program are enacted, RedHill will be consulted and must approve alterations that impact the Specialty in the Territory.

3.8       Savings Clause. Neither Party shall be required to perform any obligation under this Agreement or the Commercialization Plan, or use any Promotional Materials or otherwise engage in any promotional activity, to the extent that such Party believes, in its reasonable judgment and in good faith, that such obligation, use of Promotional Materials or other promotional activity: (i) violates any Applicable Law; (ii) violates a written corporate policy of such Party; or (iii) would have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, of such Party. Each Party shall promptly notify the other Party if and when it formulates such a belief and the Parties shall discuss, in good faith, how best to alter the relevant obligation, Promotional Material or other promotional activity so that it does not have the effect described in item (i), (ii) or (iii) above.

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4.         Trademark License.

4.1       ParaPRO hereby grants RedHill the [****] to use any Product Trademarks and Product Copyrights in the Territory in connection with the Promotion of the Product, subject to the provisions of this Agreement.  RedHill may include its name on Promotional Materials in coordination with ParaPRO.

4.2       Whenever RedHill uses any Product Trademarks in promotion or in any other manner in connection with the Product, RedHill shall provide ParaPRO adequate time to review and approve promotional materials, subject to relevant laws and regulations, and to ensure that they clearly indicate ParaPRO's ownership of such Product Trademarks and future Product Trademarks. When using any Product Trademarks under this Agreement, RedHill undertakes to comply with all laws and regulations pertaining to trademarks in force at any time in the Territory. RedHill shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing such ownership. RedHill acknowledges and agrees that ParaPRO or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to any Product Trademarks and the goodwill now and hereafter associated therewith and RedHill agrees that all use of any Product Trademarks shall inure to the benefit of and be on behalf of ParaPRO. RedHill acknowledges that nothing in this Agreement shall give RedHill any right, title or interest in or to any Product Trademarks other than the right to use such Product Trademarks in accordance with Section 4.1 hereof.

4.3       RedHill (upon written request of ParaPRO) shall assist ParaPRO in safeguarding its full rights, title and interest in and to any Product Trademarks, Product Copyrights and all other intellectual property relating to the Product.

4.4       RedHill shall not undertake any action to register or renew any of the Product Trademarks (or any Trademark similar thereto).

5.         JOINT COMMERCIALIZATION COMMITTEE

5.1       Within [****] following the Effective Date, the Parties shall establish a joint commercialization committee (“JCC”), with up to [****] members being appointed by ParaPRO, of which one shall be designated the “ParaPRO Project Leader”, and up to [****] members being appointed by RedHill, of which one shall be designated the “RedHill Project Leader”. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Each Party may remove any member appointed by it for any reason or no reason and appoint another member in his or her stead. Any appointment or removal shall be notified to the other Party in writing.

5.2       The JCC shall be responsible for ensuring full cooperation between the Parties in implementing this Agreement and for monitoring compliance with the Agreement and the Commercialization Plan. The JCC shall discuss, inter alia, marketing, promotion and sales strategy for the Promotion of the Product in the Territory.

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5.3       The ParaPRO Project Leader and the RedHill Project Leader shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the JCC, and any other sub-committees or teams that the JCC may appoint or constitute.

5.4       The JCC shall hold meetings at such times and places as agreed between the members of the JCC, but in no event less frequently than following every Calendar Quarter to examine the number of [****] and the Commercialization Fee payable. The JCC may conduct meetings in person or by teleconference or videoconference or other means. Meetings shall be chaired alternatively by the ParaPRO Project Leader and the RedHill Project Leader. Each Party shall only be responsible for its own costs related to the JCC and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes.  At and between meetings of the JCC, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement and shall make themselves available to the other members of the JCC for communication purposes.

5.5       At each JCC meeting, at least [****] appointed by RedHill and [****] appointed by ParaPRO present in person, by teleconference or videoconference or by other means shall constitute a quorum. Each Party shall have equal voting power, whether represented by [****] committee members, on all matters before the JCC and, unless specifically determined otherwise, ParaPRO will have the final tie breaking vote on all topics and activities under its responsibility and RedHill will have a final tie breaking vote on all topics and activities under its responsibility.

5.6       By mutual consent of the members appointed by both Parties, such consent not to be unreasonably withheld, conditioned or delayed, either Party may invite other, non-voting, persons to attend appropriate meetings of the JCC.

5.7       The JCC may act without a meeting if prior to such action the JCC members agree regarding such action and a written consent thereto is signed by both Project Leaders.

5.8       The JCC may amend or expand upon the foregoing procedures for its internal operations by unanimous written consent.

5.9       The JCC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

5.10     Notwithstanding the regular meeting schedule of the JCC, a meeting of the JCC may be called by either Party on [****] written notice to the other, unless such notice is waived by the other Party. In the event of any meeting called pursuant to a notice under this Section 5.10, the Party calling the meeting shall provide with the notice an agenda for the meeting together with the information that such Party believes is relevant for the items to be discussed. Neither Party shall call more than [****] additional meetings per Calendar Year for the JCC under this Section 5.10 without the other Party’s consent.

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5.11     The JCC shall, among its other authorities, have the authority to establish and appoint sub-committees, as the JCC deems necessary. All decisions of a subcommittee are subject to approval by the JCC. The JCC may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the JCC.

5.12     Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the JCC a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the JCC shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JCC, or the other Party.

6.         SALE, MANUFACTURE AND SUPPLY OF PRODUCT

6.1       During the Term, ParaPRO shall continue to be responsible to take all actions in relation to the commercialization of the Product in the Territory (other than Promotion of the Product which is RedHill’s responsibility pursuant to this Agreement), including:

6.1.1    [****].

6.1.2    [****].

6.1.3    [****].

6.1.4    [****].

6.2       All sales of the Product in the Territory shall be invoiced by [****].

6.3       All terms of sale, including policies concerning pricing, credit terms, cash discounts and returns and allowances, shall be set by [****] consistent with its normal internal selling and past practices [****]. Without derogating from the foregoing, [****] ParaPRO shall inform RedHill of  [****] at approximately the same time.

6.4       [****] shall not accept any customer orders for the Product. All customer orders for the Product shall be received and executed by [****] or its designee. If [****] receives any orders, it shall promptly refer such to [****].

6.5       [****] shall supply the Product during the Term in sufficient quantities to timely satisfy orders for the Product in the Territory. [****] shall maintain reasonable inventory levels of the Product in order to ensure its ability to fulfill its obligations hereunder. All orders for Product shall be subject to acceptance by [****], which acceptance shall not be unreasonably withheld.

6.6       In the event that [****] fails to supply the Product through the wholesaler channel and available for retail ordering, as required pursuant to this Agreement for any reason or no reason, which failure results in lost sales in the Territory, the Parties shall meet and attempt to negotiate a mutually agreeable and commercially reasonable solution. If the Parties cannot reach such an agreement within a reasonable period, the matter shall, at the request of either Party, be referred to a designated senior executive of each Party for

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resolution. In the event that such senior executives are unable to reach agreement within [****] of the date of referral, the matter shall be resolved, at the request of either Party, by a third party acceptable to both Parties or some other mechanism agreed by both Parties.

6.7       [****] shall have the sole responsibility and right to accept any returned Product in accordance with [****] returns policy. [****] shall not solicit the return of any Product and shall not receive or accept any returned Product. In the event that any such Product is inadvertently returned to [****], [****] shall promptly ship such Product to [****], along with any documentation or explanation [****] receives regarding the reason for the return, at [****] cost and expense.

6.8       ParaPRO shall be responsible for all aspects of managed care in connection with the Product, including [****]. ParaPRO shall communicate with RedHill sales management on a Calendar Quarterly basis regarding such managed care activities.

6.9       For the avoidance of doubt, ParaPRO shall be responsible for all costs and expenses of its performance under this Agreement.  For the avoidance of doubt, RedHill shall be responsible for all costs and expenses of its performance under this Agreement.

6.10     If there is a change in market conditions, which materially affects the economics of this Agreement, the Parties will discuss modifications to this Agreement in good faith to address such changed market conditions. For the avoidance of doubt, the discussions will not be held in the framework of the JCC and neither Party is required to agree to any modifications to the terms of this Agreement.

7.         INFORMATION; REPORTING; RECALLS

7.1       Information.  Each Party shall promptly notify the other Party of receipt of information from a Regulatory Authority that: (i) raises any material concern regarding the safety or efficacy of the Product, or would affect the Product Label and Insert, Promotion and/or sale of the Product; (ii) indicates a potential material liability for either Party relating to the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) is reasonably likely to impact the manner in which a Party satisfies its obligations hereunder.

7.2       Adverse Experience Reporting. RedHill shall give ParaPRO notice of any Product complaint it receives, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) of which RedHill obtains information in accordance with the following procedure:

7.2.1    Information concerning any adverse drug experience associated with the Product shall be reported to ParaPRO’s designated medical liaison within [****] Business Days after initial receipt of such information by calling the Adverse Event number (855-628-7622) or completing the MKT-010-FRM1-003 form;

7.2.2    RedHill's report to ParaPRO shall contain: (i) the date the report was received by RedHill; (ii) the name of the reporter; (iii) the address and telephone number

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of the reporter; (iv) occupation; (v) patient information including identifier, age or date of birth at the time of event, sex and weight; (vi) product information and (vii) an indication of the adverse drug experience; and

7.2.3    All other Product complaints not covered by 7.2.1 above shall be reported to ParaPRO by calling the Product complaint number (855-628-7622) within [****] Business Days after initial receipt of such complaint.

7.3       ParaPRO shall be responsible for all activities relating to medical surveillance within the Territory, including [****]. Without derogating from the foregoing, ParaPRO shall investigate all adverse drug experiences and non-clinical complaints associated with the Product, including those reported to ParaPRO by RedHill, and, as appropriate, report such information to the FDA. In addition, ParaPRO shall provide RedHill with a summary of all adverse drug experiences and clinical complaints received by ParaPRO, during each Calendar Quarter and all material comments of the FDA with respect thereto within [****] days after the end of such Calendar Quarter; provided, however, that ParaPRO shall provide RedHill prompt written notice of any adverse side effect experienced in response to the use of the Product.

7.4       Product Recall and Withdrawal. ParaPRO shall have the sole responsibility with respect to any recall or withdrawal of the Product, and shall bear all costs and expenses relating thereto, except to the extent such recall or withdrawal is as a result of a breach by RedHill of the terms of this Agreement, or the gross negligence, willful misconduct, bad faith or fraud of RedHill. At ParaPRO’s request, where the Product has been recalled or withdrawn from the market, RedHill shall, as soon as reasonably practical and in accordance with Applicable Law, assist ParaPRO in obtaining the return of any Product not in the direct possession or control of ParaPRO by notifying physicians who have received Samples from RedHill and by returning to ParaPRO Samples still in the possession of RedHill, and ParaPRO shall reimburse RedHill for all costs and expenses incurred in taking such actions.

7.5       Product Medical Inquiries.  ParaPRO shall have the exclusive right and obligation, consistent with Applicable Law, to respond to all questions or requests for information about the Product made by any medical professionals or any other person to RedHill's representatives that warrant a response beyond the information included in the PIRs (all such questions or requests being referred to as “Product Medical Inquiries”). RedHill shall direct its representatives to direct all Product Medical Inquiries to ParaPRO’s Medical Call Center (855-628-7622) or provide ParaPRO’s Medical Information request form KA-001-FRM1-006 to be completed and emailed to parapro@medcomsol.com or Faxed to (510) 595-8183.

7.6       Third Party Actions and Communications. ParaPRO shall be solely responsible for: (i) taking all actions and conducting all communication with all Third Parties in respect of the Product (other than Promotional Activities performed by RedHill in accordance with the terms hereof), including responding to all [****]. Moreover, ParaPRO shall timely, and in good faith, [****].

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8.         REPORTS

8.1       Reports.  On a [****] basis, within [****] days following the publishing of  data by the Data Source for the end of each of [****], ParaPRO shall deliver to RedHill a report in the English language with respect to the relevant Calendar Month (each, a “Monthly Report”) showing: [****].

8.2       Additional Information. In addition, to allow RedHill to execute and monitor its Promotional activities, ParaPRO shall, at its expense, provide RedHill, on the earlier of [****], depending on availability of information, access to its Data Source information. RedHill will allow ParaPRO access to its [****] (if from another source/tool) to validate accurate data is in use. The Parties acknowledge that at the Effective Date both Parties are using [****]. In addition, ParaPRO shall provide RedHill with [****] in a timely manner. Should any discrepancies of data arise, the JCC will look to provide a remedy. All final payments related to Product [****] will be governed based on ParaPRO’s Data Source data reports.

8.3       Final Report and Payment. Upon termination of this Agreement for any reason, ParaPRO shall deliver a final report, in the English language and the associated Commercialization Fee payment to RedHill within [****] days after the end of the then current Calendar Month.

9.         FINANCIAL PROVISIONS

9.1       Commercialization Fee Payments.  In respect of each Calendar Month, or part thereof, during the Term, ParaPRO shall pay RedHill an amount equal to [****] less any [****] for (ii) (a) [****] (or similar program implemented by the JCC), if RedHill participates in such Sampling Program, attributable to [****] in the Field of Use in the Specialty in the Territory and (b) any [****] costs, such costs including but not limited to [****] in the Field of Use in the Specialty in the Territory (the “Commercialization Fee”). ParaPRO will make all reasonable efforts to allocate costs to RedHill only for those [****] subject to [****] in the Field of Use in the Specialty in the Territory. Furthermore, allocation of costs between the Parties pursuant to (a) and (b) above, if any, will be mutually and openly discussed in good faith between the Parties. To the extent any measuring period is less than a [****], the Commercialization Fee shall be based on the number of [****] during the Calendar Month in question. Notwithstanding the foregoing, in the event that the net selling price of the Product shall increase by [****] on the Effective Date, [****] shall be [****] by [****] of any such increase above [****].

9.2       The Parties acknowledge that ParaPRO anticipates that RedHill will participate in the [****] Program for a minimum of [****] to establish the Product in the Territory in the Field, provided that RedHill is not obligated to participate in such program.  RedHill shall have the right to provide input on the business terms of the Sampling Program.

9.3       ParaPRO represents that it is currently not a party to any [****] or other [****] with third-party [****] to maintain the Product on the [****] and it has no plans to pursue

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any such agreement. Prior to entering into a [****], ParaPRO will seek input from RedHill’s [****] to negotiate the most effective agreement.

9.4       Monthly Reports and Payments. All payments due pursuant to the provisions of this Section 9 shall be due and payable to RedHill on [****] following the date for submission of the relevant Monthly Report, all against the receipt of an appropriate invoice from RedHill for same. If ParaPRO fails to provide the respective Monthly Report in a timely fashion as set forth in Section 9.1, RedHill shall be entitled to invoice its best estimate of the amount due not to exceed the amount of the preceding Monthly period with payment of such invoice to serve as a down payment being subject to the specific calculation under the Monthly Report yet to be provided by ParaPRO. ParaPRO shall make any additional payments (if any) in accordance with the Monthly Report, following its submission.  RedHill shall promptly reimburse ParaPRO for any down payment made by ParaPRO in excess of the actual amount owing.

9.5       Payment Method.  Any amounts due to RedHill under this Agreement will be paid in US Dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least [****] in advance by RedHill, as the case may be.

9.6       Currency; Foreign Payments.  If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the average exchange rate for the purchase of the relevant currency as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

9.7       Taxes.  All payments shall be net of all Taxes other than taxes imposed on or measured by net income of RedHill or similar governmental charge imposed by any jurisdiction.

9.8       Exclusivity. During the term of this Agreement, without prior consent from ParaPRO which shall not be unreasonably withheld, delayed or conditioned, RedHill will exclusively promote the Product and will [****].  In addition, for a period of [****] following [****] for any reason [****], without prior consent from ParaPRO which shall not be unreasonably withheld, delayed or conditioned, RedHill will not engage in [****].

10.       RECORDS RETENTION AND AUDIT

10.1     Record Retention.  Throughout the Term and for a term of [****], ParaPRO will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect sales of the Product in the Territory, in sufficient detail to confirm the accuracy of Monthly Reports and Commercialization Fee payments made hereunder, which books, records and accounts will be retained for [****] the end of the period to which such books, records and accounts pertain.

10.2     Audit.  RedHill will have the right, for a period of [****] following the expiration or termination of this Agreement for any reason to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to ParaPRO and who agrees to be bound by a customary undertaking of confidentiality, have access during

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ParaPRO's normal business hours, and upon reasonable prior written notice, to ParaPRO’s records as may be reasonably necessary to verify the accuracy of ParaPRO's Monthly Reports in respect of any period; provided, however, that except as set forth in Section 10.3, RedHill will not have the right to conduct more than [****] in any Calendar Year.  The accounting firm shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit.  Any such audit shall be completed within a reasonable time.  The costs of the audit are the responsibility of RedHill provided that in the event that there is a shortfall of more than [****] in the payment due, the audit costs and all related travel costs will be covered by ParaPRO within [****] of billing.  In the event there is a shortfall of more than [****], RedHill shall be permitted, at its sole discretion and with due notice to ParaPRO, to conduct a subsequent audit in the same Calendar Year.

10.3     Payment of Additional Amounts.  If the audit report shows that additional payments are owed by ParaPRO under this Agreement, ParaPRO shall make such additional payments plus interest at the rate prescribed in Section 10.4 hereof within [****] following RedHill's demand. RedHill shall have the right to conduct additional follow-up audits in the same Calendar Year to ensure that there are no further shortfalls.

10.4     Interest. All late payments under this Agreement shall bear interest from the date due until paid at a rate equal to [****] as of the date that such payment was due, or, if lower, the highest rate permitted under Applicable Law, calculated on the number of days such payment is delinquent.

10.5     Confidentiality.  RedHill will treat all information subject to review under this Section 10 in accordance with the confidentiality provisions of Section 14 below.

11.       REPRESENTATIONS AND WARRANTIES

11.1     By the Parties.  Each Party hereby represents, warrants and covenants to the other Parties as of the Effective Date as follows:

11.1.1  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2  Such Party has obtained all necessary consents, approvals and authorizations of all Regulatory Authorities and other authorities and parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

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11.1.3  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

11.2     By ParaPRO.  ParaPRO hereby further represents, warrants, and covenants to RedHill as follows:

11.2.1  It has the sole legal and/or beneficial title to and ownership of the Product, all as is necessary to fulfill its obligations under this Agreement and to grant all rights granted to RedHill pursuant to this Agreement. ParaPRO is not aware of any FDA communication or action suggesting its ability to market or sell the Product in the Territory can or will be diminished or compromised or eliminated.

11.2.2  It has not and during the Term shall not grant any rights to Third Parties in the Field of Use in the Specialty in the Territory (and those geographic territories occupied by RedHill or stated in the Commercialization Plan as being assigned to RedHill) that conflict with the rights granted to RedHill hereunder.

11.2.3  The manufacture, use and sale of the Product by ParaPRO, and the exercise by RedHill of its rights granted under this Agreement, do not, and during the Term, will not infringe or otherwise violate any patent, trademark, copyright, trade secret or other intellectual property right of a Third Party.

11.2.4  It has and shall maintain throughout the Term, all Regulatory Approvals necessary for the performance of its obligations hereunder.

11.2.5  Product: (i) shall be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including the Act), as the same may be amended from time to time; (ii) at the time of shipment by ParaPRO shall not be adulterated or misbranded within the meaning of the Act; and (iii) at the time of shipment by ParaPRO shall not be a product which would violate any section of the Act if introduced into interstate commerce.

11.2.6  It has not received any written notice from any Third Party asserting or alleging that any research or development of the Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

11.2.7  There are no pending, and to ParaPRO’s knowledge, no threatened, adverse actions, suits or proceedings against ParaPRO or its Affiliates involving the Product.

11.2.8  The Product Trademarks have been properly filed and registered with the U.S. Patent and Trademark Office and are valid and in full force and effect, and ParaPRO has the right to use and license the Product Trademarks, free and clear of any liens or encumbrances.

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11.2.9  To ParaPRO’s knowledge, there are no pending legal suits or proceedings involving the Product; and to there are no threatened legal suits or proceedings in the Territory involving the Product.

11.2.10 There are no current pending, or to ParaPRO’s knowledge, threatened in writing, product liability, warranty or other similar claims by any Third Party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of the Product.

11.2.11 It will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of RedHill.

11.3     By RedHill.  RedHill hereby further represents, warrants, and covenants to ParaPRO that:

11.3.1  RedHill will conduct any activities under this Agreement in compliance with all federal, state and local statutes, ordinances and regulations (including the Act), as the same may be amended from time to time. Additionally, RedHill will comply with any law, regulations, rules or requirements of the Laws of Israel that may impact the performance of RedHill under this Agreement.

11.3.2  RedHill and any RedHill personnel have not been, and will not knowingly use in any capacity in the performance of this Agreement, the services of any person or entity, currently or ever debarred under 21 U.S.C. § 335a or convicted of a felony for conduct relating to the regulation or handling of any drug product. RedHill shall insure adequate staffing and training of all personnel assigned to the territories, including continuing training and instruction or certification with regard to ParaPRO products.

11.3.3  It shall notify ParaPRO promptly if, during the term of this Agreement, it becomes aware that RedHill or any RedHill personnel comes under investigation by the FDA for debarment or disqualification or is debarred or disqualified.

11.3.4  It will not act in a manner that is intended to and has the effect of materially and detrimentally affecting the operations, prospects, or reputation of ParaPRO.

11.3.5  RedHill shall, in good faith, assure compliance with any applicable statutory or regulatory requirements of a foreign entity to do business in the United States, including payment of all taxes, license fees and other requirements that may be levied on a foreign based entity doing business in the United States or through a subsidiary.

11.4     Except as otherwise expressly set forth in this Agreement, neither Party MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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12.       LIMITATION OF LIABILITY

EXCEPT IN THE CASE OF A FRAUD OR WILLFUL MISREPRESENTATION, BREACH OF APPLICABLE LAWS, BREACH OF CONFIDENTIALITY, INTELLECTUAL PROPERTY INFRINGEMENT, PRODUCT LIABILITY, RECALL, CONTAMINATION OR EXTORTION AS WELL AS ANY CRIMINAL, CIVIL OR ADMINISTRATIVE PROCEEDING INVOLVING THE PRODUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

13.       Intellectual Property- Enforcement

13.1     Infringement Notice.  If either Party determines that a Third Party is wrongfully marketing, Promoting or selling the Product or infringing any intellectual property of ParaPRO or its Affiliates or licensors relating to the Product, including actual, potential or suspected wrongful marketing, Promoting or selling the Product or infringement, and that such activities could affect the exercise of the rights granted under this Agreement by the other Party, it will notify the other Party in writing without undue delay.

13.2     Enforcement. ParaPRO will have the sole, exclusive and first right, but not the obligation, to remove such wrongful marketing, Promotion, selling, infringement and/or misappropriation and to control all litigation to remove such wrongful marketing, Promotion, selling, infringement and/or misappropriation, all as it shall deem appropriate in its sole discretion, and to settle or compromise any such possible infringement by taking such action as ParaPRO or its Affiliates may determine in their sole and absolute discretion; provided, however, that ParaPRO shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to RedHill hereunder, except with RedHill's prior written consent (which consent shall not be unreasonably withheld). ParaPRO shall be solely responsible for all costs and expenses of such litigation. In the event ParaPRO does take any action to remove such wrongful marketing, Promotion, selling, infringement or misappropriation activity, ParaPRO will keep RedHill informed of the progress of such action and consider any comments made by RedHill. Furthermore, RedHill shall have the right to participate in (but not control) such proceedings with counsel of its choice at its own cost and expense. If ParaPRO decides not to take any action to remove such wrongful marketing, Promotion, selling, infringement or misappropriation activity, it shall notify RedHill in writing and RedHill shall be entitled to do so at its own cost and expense upon giving written notice to ParaPRO within [****] of the date of ParaPRO's notice. In the event RedHill does, at its discretion, undertake any action to remove such wrongful marketing, Promotion, selling, infringement or misappropriation activity, RedHill will provide ParaPRO with copies of all relevant documentation so that

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ParaPRO will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if ParaPRO has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider ParaPRO’s comments prior to a deadline, or RedHill must act to preserve the action, RedHill will be free to act without consideration of ParaPRO’s comments, if any.

13.3     Co-operation. The Parties will provide reasonable assistance to each other (at no charge or expense, other than with respect to reasonable out-of-pocket expenses), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

13.4     Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Section 13.2, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable documented costs and expenses in such action (which amounts will be allocated pro rata in accordance with the respective costs and expenses if insufficient to cover the totality of such expenses), and any remainder will be the property of [****].

13.5     Infringement of Third Party Rights.  In the event that either Party is sued by a Third Party alleging that the Promotion, manufacture, marketing, use or offer to sell of the Product in the Territory infringes upon any intellectual property rights of such Third Party, the Party being so sued shall immediately give the other Party notice of same and the Parties shall thereafter proceed as provided in Section 16.

14.       CONFIDENTIALITY

14.1     Disclosure and Use Restriction.  The Parties agree that, during the Term and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party. This Article 14 replaces and supersedes the Confidentiality Agreement entered into by the Parties dated July 7, 2017.

14.2     Confidential Information.  “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to another Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

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(i)        was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(i)        was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(ii)       became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no breach of this Agreement by the receiving Party;

(iii)      was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation not to disclose such information or know-how to others; or

(iv)      was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

14.3     Authorized Disclosure. Notwithstanding the provisions of Section 14.1 above, a Party shall be entitled to disclose the Confidential Information of another Party hereto to the extent that such disclosure is:

(i)        made in response to a valid order of a court of competent jurisdiction; provided,  however, that such Party will first (to the extent practicably possible and permitted by such order) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order, at such Party’s sole cost and expense, and to obtain a protective order, at such Party’s sole cost and expense, requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)       otherwise required by Applicable Law or the rules of a stock exchange; provided, however, that the receiving Party will provide the disclosing Party with notice of such disclosure in advance thereof to the extent practicably possible, and to the extent permitted seeks confidential treatment of the information disclosed and reasonably cooperates with any efforts of disclosing Party to seek confidential treatment of the information disclosed and discloses only that portion of the Confidential Information required;

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(iii)      made by such Party to a Regulatory Authority as necessary for the development or commercialization of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 14.3(ii);

(iv)       made by such Party, in connection with the performance of this Agreement and on a need to know basis only in connection therewith, to Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(v)        made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, venture capital or private equity firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

15.       PRESS RELEASES

Press releases or other similar public communication by any Party during the Term and until [****] following the expiration or termination of this Agreement for any reason relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to any of the other Parties or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be shared in advance with the other Party, and subject to such other Party’s approval which approval will not be unreasonably withheld, conditioned or delayed, except for those communications required by Applicable Law, regulation or securities exchange rules, disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific economic provisions hereof without approval from the other Party, unless required under Applicable Law, regulation or securities exchange rules, as aforesaid.

16.       INDEMNIFICATION

16.1     Indemnification ParaPRO. ParaPRO will defend and hold RedHill, its respective Affiliates, and their respective directors, officers, employees and agents (“RedHill’s Indemnified Persons”) harmless, from and against any and all liability, damages, suits,

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investigations, claims, demands, actions, judgments, costs and expenses (including reasonable and documented attorneys’ fees and expenses) (“Losses”)  to which the RedHill Indemnified Persons may become subject arising from any Third Party claim, demand, suit, action or proceeding to the extent arising out of or in connection with this Agreement or otherwise in connection with any actions taken by RedHill hereunder; except that ParaPRO shall not be required to indemnify RedHill to the extent any Loss arises from or occurs as a result of the: (i) relevant  negligence, willful misconduct, bad faith or fraud on the part of a  RedHill Indemnified Person; or (ii) breach by a RedHill Indemnified Person of any relevant representations, warranties or covenants set forth in this Agreement. Without derogating from the foregoing, ParaPRO shall be responsible for all the costs, fees, expenses and control in connection with any litigation instituted by a Third Party relating to a claim or claims of infringement of intellectual property against either of the Parties, relating to or arising from the manufacturing, marketing, use, sale or offer to sell of the Product in the Territory and shall indemnify RedHill and its Indemnified Persons in respect of all Losses in connection therewith, subject to the foregoing clauses (i) and (ii).

16.2     Indemnification RedHill. RedHill will defend and hold ParaPRO, its respective Affiliates, and their respective directors, officers, employees and agents (“ParaPRO’s Indemnified Persons”, and, together with “RedHill Indemnified Persons”,  “Indemnified Persons” ) harmless, from and against any and all Losses to which the ParaPRO Indemnified Persons may become subject arising from any third party claim, demand, suit, action or proceeding to the extent arising out of or in connection with this Agreement or otherwise in connection with any actions taken by ParaPRO hereunder to the extent arising from or occurring as a result of or in connection with: (a) the negligence, willful misconduct, fraud or bad faith on the part of RedHill in performing any activity contemplated by this Agreement; and/or (b) any breach by a ParaPRO Indemnified Person of any representations, warranties, or covenants set forth in this Agreement.

16.3     Conditions to Indemnity.  Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the Indemnified Person: (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within [****] after the Indemnified Person has knowledge of such claim, demand or action; (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; and (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand. The indemnifying Party shall not compromise or settle such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation.  If the Party entitled to indemnification fails to notify the indemnifying Party without undue delay pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is materially prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the

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indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

16.4     Participation in Defense. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying Party shall pay the reasonable and documented fees and costs of any separate counsel to the extent such separate representation is due to a conflict of interest between the Parties.

16.5     Settlement. No Party shall, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, enter into any settlement or compromise or consent to any judgment in respect of any claim related to the rights and liabilities under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit or impair the other Party’s rights.

17.       INSURANCE

17.1     Each Party hereto shall maintain, for the Term and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business.

17.2     Without derogating from the generality of the aforesaid, ParaPRO shall effect and maintain for the duration of this Agreement and thereafter for [****]. RedHill and its respective directors, officers, employees and shareholders shall be added to the policy as additional insured. The policies shall apply retroactively at least as of the Effective Date and will contain [****] reporting period and cross-suits coverage. The products liability policy shall be primary and non-contributory to any insurance effected by RedHill and will contain [****] provision in favor of RedHill. ParaPRO will provide RedHill with a certificate of insurance on the Effective Date and every 12 months thereafter.

17.3     Each party waives its rights against the other for all claims to the extent covered by the insurance of each party and each party shall require their insurers to waive subrogation consistent with the above with regard to general third party products and automobile liability insurance policies.

18.       TERM AND TERMINATION

18.1     Term.  Unless earlier terminated in accordance with the provisions of this Article 18, the term of this Agreement (the “Term”) shall be for the period of four (4) years commencing upon the Effective Date, following which the Term shall be renewed for additional [****]

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periods upon mutual agreement between the Parties with such agreement to be reached no later than [****] prior to the expiration of the contract term, or any renewal term, then in effect after which time the Contract shall terminate.

18.2     Termination for Cause. Without derogating from any other remedies that either Party may have under the terms of this Agreement or at law, each Party hereto shall have the right upon [****] prior written notice to terminate this Agreement forthwith upon the occurrence of any of the following:

18.2.1  the commission of a material breach by any other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach to the reasonable satisfaction of the other Party within [****] after being requested in writing to do so;

18.2.2  the commission by the other Party of a violation of Applicable Law in connection with such Party’s actions in connection with this Agreement; or

18.2.2  the occurrence of a Bankruptcy Event in respect of another Party.

18.3     Termination for Convenience.

18.3.1  Without derogating from the foregoing, RedHill shall be entitled, to terminate this Agreement in its entirety or [****] by providing [****] prior written notice to ParaPRO.  Upon ParaPRO’s written request, Territories terminated as aforesaid for a period of [****] or longer will be reassigned back to ParaPRO for active promotion by the ParaPRO Sales team unless within [****] following such request RedHill notifies ParaPRO of RedHill’s decision to reinstate such Territory and to continue promotional activities therein. [****].

18.3.2  After the initial [****] Term of this Agreement, ParaPRO shall be entitled, in its sole discretion, to terminate this Agreement with respect to [****] at any time by providing [****] days prior written notice to the RedHill.

18.3.3  The Party terminating for convenience shall not incur any liability and shall not be required to pay any compensation by reason of exercise of the rights of termination of this Agreement described above; provided, however, that such termination shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for past or future obligations under this Agreement.

18.4     Continuation following ParaPRO’s Bankruptcy. The Parties agree that in the event that ParaPRO becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract for the balance of the term thereof while continuing to pay royalties, or to treat the executory contract as terminated.

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18.5     Consequences of Termination

18.6.1  License.  Upon termination of this Agreement, all rights granted to RedHill under Section 2 will automatically terminate and all such rights shall automatically revert to ParaPRO.

18.6.2  Return of Information and Materials.  Upon termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), provided that any such retained copy shall continue to be subject to the confidentiality provisions of this Agreement.

18.6.3  Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement, whereas “accrued” shall mean the creation and/or maturity of a claim.

18.6.4  Survival. Sections 1, 8.3, 10, 12, 13.5, 14, 15, 16, 17, 18 and 19 of this Agreement will survive expiration or termination of this Agreement for any reason.

19.       MISCELLANEOUS

19.1     Assignment.  Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to any Affiliate and to any Third Party successor in interest with which it has merged or consolidated, or to which it has transferred all or a substantial part of its assets or stock to which this Agreement relates; provided such Third Party assumes and agrees, in advance, to assume the obligations of the transferring party under this Agreement.

19.2     Severability.  Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of

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the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by Applicable Law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.3     Governing Law. This Agreement and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the substantive laws of the State of Delaware, USA, without reference to any rules of conflicts of laws the extent such rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

19.4     Jurisdiction.

19.4.1  Subject to Section 6.6, any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the District of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such court in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

19.4.2  Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

19.4.3  Notwithstanding the foregoing, the Parties agree prior to the filing of any action pursuant to Subsection 1 hereof, to submit, within [****] of notice by one Party to the other of a dispute, to mediation of the dispute in Dover, Delaware with a certified mediator experienced in commercial disputes.  The Parties shall endeavour, in good faith, to reach settlement of the dispute prior to filing any legal proceeding.  If agreement is not reached within [****] of mediation of the dispute, this condition precedent to litigation shall be deemed to be satisfied.  Notwithstanding the foregoing, and anything in this Section 19 to the contrary, either party may bring an action for interim, provisional, injunctive or other equitable relief in connection with any alleged breach of a material nature in the United States District Court for the District of Delaware, however neither party shall have waived its rights to mediation as herein set forth.

19.5     Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight/express courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to ParaPRO, to:

ParaPRO LLC.

11550 North Meridian Street,

Suite 290

Carmel Indiana 46032 USA

Attention: [****]

Telephone: [****]

Fax: 317-810-0216

Email: [****]

If to RedHill, to:

RedHill Biopharma, Inc.,

c/o RedHill Biopharma Ltd.

21 Ha'arba'a Street

Tel-Aviv 64739

Israel

Attention: [****]

Fax: +972 (3) 541 3144

Email:[****]

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given: (i) when delivered, if personally delivered; (ii) on the Business Day (on the receiving end) after dispatch, if sent by nationally-recognized overnight/express courier ([****] Business Day if sent internationally); (iii) on the [****] Business Day following the date of mailing, if sent by mail (fifth Business Day if sent internationally); and (iv) on the [****] Business Day (on the receiving end) after being sent by facsimile or electronic mail.  It is understood and agreed that this Section 19.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

19.6     Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby, including the Term Sheet between the Parties dated August 7, 2017.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties; this shall also apply to any change of this clause.

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19.7     Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

19.8     Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

19.9     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format”  (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

19.10   No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

19.11   Expenses. Except as expressly provided herein, each party shall each bear its own legal, accounting, brokerage and other costs and expenses in connection with this Agreement and the transactions contemplated hereby.

19.12   Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

19.13   Force Majeure.  No party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including earthquake, fire, flood, explosion, discontinuity in the supply of power, court order, or governmental interference, act of God, general strike or other general labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.  If any such force majeure event continues for a

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continuous period of three (3) months, a Party whose performance is not prevented by such event may terminate this Agreement thereafter so long as the force majeure event continues, with immediate effect by providing the other Parties with written notice.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RedHill Biopharma, Inc.	ParaPRO LLC

By: /s/ Dror Ben-Asher	By: /s/ : [****]
Name: Dror Ben-Asher	Name: [****]
Title: CEO	Title: [****]
By: /s/ Micha Ben Chorin
Name: Micha Ben Chorin
Title: CFO

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ANNEX A

COMMERCIALIZATION PLAN

[****]